EMPLOYMENT AGREEMENT

     This AGREEMENT is made and entered into this 31st day of May, 2001, by and between SCIENTIFIC ENERGY, INC. (hereinafter referred to as "Company"), a Utah corporation (with offices located at 630 North 400 West, Salt Lake City, Utah 84103) and (Name of Employee) whose address is 902 North Date Street, P.O. Box 3160, Truth or Consequences, NM 87901 (hereinafter referred to as "Employee") and is based upon the following.

                                  RECITALS:

     A.  Company is organized under the laws of the State of Utah.

     B. Company has acquired and/or developed various computer programs, customer lists, sources of supply, manufacturing processes, marketing techniques, know-how, strategies, information processes, memoranda, notes, records, data, patents, patentable processes or products, sales practices, new and enlarged customer relations, technologies, and other trade secrets and all objects associated with the foregoing (hereinafter collectively referred to as "Proprietary Information"). Said Proprietary Information was developed by or for Company for its sole and confidential use, some of which Employee may have assisted in developing. Company desires to maintain the secrecy of its Proprietary Information and to protect the same against improper use by others, including Employee. For all purposes relating to confidentiality and non-disclosure of Proprietary Information and any other confidential information, any of such information owned or developed by Parent shall be entitled to the same level of protection as that owned by the Company.

     C. Employee possesses unique education and skills essential to the business of the Company and is the director of research and development of the Company.

     D. Company desires to engage the services of Employee in an Employer-Employee relationship.

     E.  Employee desires to be employed by Company.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and the Employee agree as follows:

                                  ARTICLE I.
                            EMPLOYMENT AND DUTIES

     1.01. Employment. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment in the capacity of a Researcher of the Company and agrees to regularly devote time and best efforts to the diligent and faithful performance of his duties in such capacity. Employee shall report directly to Company's Chief Executive Officer and shall have the powers and duties normally associated with such position.

     1.02. Term. Unless sooner terminated as hereinafter provided, the term of the Employee's employment hereunder shall commence on the date of this Agreement and shall continue through the first anniversary thereof and shall continue thereafter on a year to year basis subject to the terms and provisions hereof.

     1.03. Exclusive Service. During the continuation of his employment by the Company hereunder, the Employee will devote his entire business time, energy, attention and skill to the services of the Company and to the promotion of its interests, and will not during such time engage in, be employed by, be a director of or otherwise be directly or indirectly interested in any business or activity competing with or of a nature similar to the business of the Company or Parent or in any business or activity engaged in the manufacturing or selling of health and fitness equipment, nor take any part in any activities detrimental to the best interest of the Company; provided, however, that nothing contained herein will be deemed to prohibit the Employee from owning stock or other securities of a publicly held corporation in which the Employee's interest does not exceed five percent (5%) of the outstanding equity securities of such corporation.

                                 ARTICLE II.
                                 COMPENSATION

     2.01. Basic Salary. For all services rendered by Employee under this Agreement, Company shall pay Employee a basic salary of $___________ per year, payable in arrears in twelve (12) equal monthly installments, with the first payment beginning on June 1, 2001 of the pro rata amount thereof for the services rendered from the date of this Agreement through May 31, 2001, and payable thereafter on the first day of each month throughout the term of this Agreement. The basic salary may be changed by mutual agreement of the parties at any time. Employee shall receive annual salary increases in an amount equal to the average annual salary increase of Parent's upper level management.

     2.02. Fringe Benefits. The Company currently provides no fringe benefits to Employee but Employee shall be entitled to receive such employee benefits as the Company may in good faith adopt during the period of full-time employment.

     2.03. Bonuses. The Company may pay to Employee such performance-based bonuses as it may deem appropriate or reasonable from time to time, up to a maximum of 50% of salary.

     2.04. Reimbursement for Expenses. The parties recognize that in the course of performing his duties hereunder, Employee will necessarily incur expenses in connection with his duties for such items as entertainment, traveling (but not commuting), hotels and similar items. Upon submittal by the Employee to the Company of reasonably sufficient vouchers and other documentation supporting the expenditures made by the Employee, Employee shall be entitled to be reimbursed for all reasonable and necessary expenditures so incurred. Any expenses incurred by the Employee in excess of $500.00 for any given event or transaction shall require prior approval by an appropriate officer of the Company or reimbursement shall not be allowed.

     2.05. Return of Unreasonable Compensation. Notwithstanding anything contained in this Agreement to the contrary, Employee understands and agrees that he shall be entitled to and shall accept only that amount of compensation that is not unreasonable. (For purposes of this provision, reasonableness of compensation shall be determined by the relevant provisions of the Internal Revenue Code as to whether or not such compensation paid to Employee is properly deductible by the Company.)

     A. Reimbursement. In the event that any amount paid to the Employee in the form of compensation, or reimbursement for travel or entertainment expenses, is determined to be unreasonable compensation and is disallowed the Company in whole or in part as a deductible expense for federal income tax purposes, Employee promises to reimburse the Company to the extent of such disallowance.

     B. Reduction of Compensation. If Employee is required to reimburse the Company for such amounts, he must do so within thirty (30) days of such determination; if he fails to pay such amount to the Company, the Company may reduce his compensation in order to obtain the full amount of such disallowance over a period of twenty-four (24) months.

     C. Party in Interest. In the event a revenue agent proposes to make a disallowance as mentioned above, the Company will immediately notify Employee and keep Employee aware of all proceedings with respect to such disallowance. Employee or his designated representative shall have the right to take control of the administrative proceeding with the Internal Revenue Service with respect to the reasonableness of Employee's compensation. Employee may request that the Company litigate the issue, and Employee agrees to reimburse the Company for all expenses incurred by the Company in connection therewith. Employee's obligation to reimburse the Company for its expenses incurred in connection with such litigation shall not commence until a final determination is made by an authorized Revenue agent that the Employee's compensation was unreasonable.

     D. Final Determination. For purposes of this provision, a final determination by the Tax Court shall be binding upon the parties hereto insofar as Employee's obligation to reimburse Company for compensation received over that amount which is reasonable which is incurred.

                                 ARTICLE III.
             NON-DISCLOSURE, CONFIDENTIALITY & COMPANY OWNERSHIP

     In consideration of the employment granted Employee hereunder, Employee specifically agrees to be bound under the terms of this Article III.

     3.01. Non-Disclosure. Employee will acquire and create information respecting the intimate and confidential affairs of the Company in the various phases of its business. Accordingly, Employee agrees that he shall not at any time use for himself or disclose to any person not employed by the Company any such knowledge or information heretofore acquired or acquired during the term of his employment hereunder. Furthermore, Employee expressly agrees to disclose to Company any and all information, discovered by Employee or otherwise available to him, that may be relevant to Company's business activities, existing or contemplated, sales practices, know-how, new or improved customer relations and other business methods and practices, all of which shall be the sole and exclusive property of the Company.

     3.02. Proprietary Information. Employee agrees that all Proprietary Information shall be Company's sole and exclusive property. Employee shall not, except for Company use, copy or duplicate any Proprietary Information, nor remove the same (or any portion thereof) from the Company's facilities, nor use any information concerning the Proprietary Information except for the Company's benefit, either during his employment or thereafter. Employee agrees that he will deliver all of the Proprietary Information that may be in his possession to the Company on termination of his employment, or at any other time on the Company's request, together with his written certification of compliance herewith. Employee shall take such action, including without limitation, the storing of proprietary information in a secure location as may be necessary to maintain the confidentiality and prevent the inadvertent disclosure of the proprietary information entrusted to or otherwise within his possession or control.

     3.03. Company Property and Protective Rights. With respect to all inventive ideas and Proprietary Information (collectively "Inventive Ideas") which (i) relates to Company's business or anticipated business as of the date hereof, (ii) originated or was developed by Employee while in the employ of the Company, or (iii) was originated with or developed by Employee within the period of one (1) year after the termination of said employment and which relates to projects upon which Employee has worked during said employment, or to the business carried on or contemplated by the Company, or as to which Employee has acquired information as a result of his employment with Company, and all patents obtained on such Inventive Ideas, Employee covenants as follows:

     A. Disclosure and Assignment. Employee agrees to disclose and assign all such Inventive Ideas, information and any patents obtained thereon to the Company at least quarter-annually and at such other times as the Company may require.

     B. Records. The Employee shall keep, maintain, and make available to the Company complete and up-to-date written records which may include sales information and sales practices, customers and potential customers, photographs, drawings, descriptions, and the like. Since the Employee is also expected to be technically creative, he shall keep, maintain and make available to the Company complete and up-to-date records of his ideas, suggestions, inventions, discoveries, improvements and the like relating to fields of interest to the Company. All such records are the sole property of the Company. If the Employee is engaged in a selling capacity, he shall keep and maintain records of sales and customers in the strictest of confidence solely for the benefit of the Company.

     C. Property of Company. Employee agrees that all such Inventive Ideas conceived of by Employee, whether during or after normal working hours, and any patents thereon shall be the exclusive property of the Company and hereby assigns all such rights therein to the Company.

     D. Other Acts. Employee will at any time and all times during and after the term of his employment hereunder furnish such information and assistance, and shall, at the request and expense of the Company, make, execute and deliver all applications, papers, assignments or instruments and perform or cause to be performed such other lawful acts as the Company may deem desirable or necessary in making or prosecuting applications, domestic or foreign, for letters patent, copyrights, trademarks, re-issues, and extensions thereof, and cooperate (without expense to Employee) with the Company and/or its representatives in any controversy or legal proceedings relating to any Inventive Ideas and improvements or to the patents which may be procured thereon. Employee understands that if he should be requested after the termination of his employment to perform services for the Company in accordance with the terms of this Section 3.03, he shall be paid therefor at the compensation rate prevailing for him at the time of termination, and Employee gives the Company full and exclusive power to prosecute all such applications and all proceedings in connection therewith.

     E. Non-Exclusive License. If for any reason the Company shall make the determination not to obtain a patent, copyright, or other protective device for any patent or Inventive Idea developed by the Employee, then, notwithstanding anything to the contrary in this Agreement, the Employee shall have the option to obtain such patent, copyright, or other similar protective device at his sole and absolute expense, and shall have the right to make, manufacture, or otherwise exploit such protected right. In the event that the Employee does in fact obtain such a patent, copyright, or similar protective device on any patentable right or Inventive Idea, Employer shall have a right of first refusal to make, manufacture, or otherwise exploit such protected right. Such right of first refusal must be exercised by the Company, if at all, within sixty (60) days of Employee giving Company written notice that he has obtained such a patent, copyright, or similar protective device on any patentable right or Inventive Idea.

     3.04. Continuation of Obligations. Employee's obligations of confidentiality and cooperation set forth in this Article III are ongoing in nature and shall not terminate upon termination of Employee's employment hereunder.

                                 ARTICLE IV.
                               NON-COMPETITION

      4.01. Covenant Not to Compete. In consideration of the employment hereunder, Employee hereby agrees that during the term of his employment with Company, during any subsequent consultation period, and for a period of twenty-four (24) months after the termination of his employment with Company, Employee will not either directly or indirectly own, have a proprietary interest of any kind in (except for less than five percent (5%) of any listed company or company traded in the over-the-counter market), be employed by, or serve as a consultant to or for any business or enterprise (other than the Company and its affiliates) that is engaged in competition with the Company and its affiliates or any of the Company's or its affiliates' parent or subsidiary corporations at the time of termination of employment anywhere in the world without the express written consent of the Company.

     4.02. No Solicitation of Other Employees. During the term of Employee's employment hereunder and for a period of twenty-four (24) months thereafter, Employee agrees not to influence or attempt to influence any other employee, salesman, contractor or agent of the Company to terminate his employment or work with the Company or to work for or on behalf of any competitor or potential competitor of the Company, including without limitation, Employee himself or any other entity controlled or organized by Employee or in which Employee is an officer, a director or agent

     4.03. No Solicitation of Customers. During the term of Employee's employment hereunder and for a period of twenty-four (24) months years thereafter, Employee agrees not to divert, by solicitation or any other means, the Customers of Company existing at the time Employee's employment hereunder terminates. Company's Customers shall mean (a) all customers for with Company provides services of any kind in the twelve (12) month period prior to termination of Employee's employment with Company; (b) all customers and potential customers actively solicited by Company at any time in the twelve
(12) month period prior to termination of Employee's employment with Company; and (c) all successors, owners, directors, partners and management personnel of the customers and potential customers defined in (a) and (b) above.

                                  ARTICLE V.
                         ILLNESS, DISABILITY OR DEATH

     5.01.  Sick Leave.   Employee shall be entitled to five (5) days sick
leave in each fiscal year of the Employer if he is unable to perform his services by reason of illness or accident not resulting in Employee becoming "totally disabled" without any adjustment in his compensation. Unused sick leave may not be carried over from one (1) fiscal year to the next.

     5.02. Death or Disability. Employee's employment shall terminate immediately upon his death. In the event the Employee becomes physically or mentally disabled so as to become unable, for a period of more than ninety
(90) consecutive working days or for more than ninety (90) working days in the aggregate during any twelve (12) month period, to perform his duties hereunder on a substantially full-time basis, the Company may at its option terminate his employment upon not less than thirty (30) days' written notice. The Company's right to terminate Employee's employment pursuant to the preceding sentence shall cease in the event the notice of termination provided for herein shall not be given during the period of Employee's disability. In the event of termination, the Company shall be obligated to pay the Employee's salary under Section 2.01 hereof only through the calendar month in which such termination occurs. Termination of Employee's employment, pursuant to this paragraph of the Employment Agreement, shall have reference to only the termination of the Employee's obligation to perform services hereunder and the Company's obligation to retain the services of Employee and compensate Employee therefor. All other terms hereof, and conditions of this Agreement shall remain in full force and effect upon termination of Employee's employment hereunder, including without limitation the provisions of Articles III and VI.

                                 ARTICLE VI.
                                 TERMINATION

     6.01. Termination by Company for Cause. The Company reserves the right to immediately terminate Employee's employment under this Agreement should any of the following (which shall constitute "Cause") occur:

     A. Employee's commission of a felony or any other act abhorrent to the community which a reasonable person would consider materially damaging to the reputation of the Company or its successors or assigns.

     B. Employee's material breach of or failure to perform his obligations in accordance with the terms and conditions of this Agreement.

     C.  The Company has sold all or substantially all of its assets.

     D.  The Company has discontinued operations.

     E.  The Company has a cumulative EBITDA loss of $150,000.00 at any time.

     F. Employee shall commit any fraud, embezzlement, theft, misappropriation or breach of fiduciary duty or similar act of dishonesty against the Company.

     G. Employee shall perform an act of gross negligence in the performance of his duties hereunder or shall willfully neglect his duties hereunder or shall refuse to carry out the reasonable directions of the person to whom Employee reports as set forth in paragraph 1.01 hereof, or shall make a statement which has a Material Adverse Effect (as defined in the Asset Purchase Agreement) upon the Company or its business or which statement, when made, was intended by Employee to reflect materially and adversely upon the Company or its business.

     H.  Dishonesty by Employee related to his employment.

     I. Violation of a key Company policy by Employee (including, but not limited to, acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours).

     J. Insubordination or dereliction of duty by Employee (i.e. conduct such as refusal to follow reasonable and lawful direct written orders of the CEO).

     In each such case of Cause set forth in items (A), (B), and (F) through
(J) above (but excluding (C), (D) and (E)), the Employee shall have a period of thirty (30) days to cure the breach, failure or refusal after receipt of written notice of the breach, failure or refusal from the Company.

     6.02. Termination by Employee With Cause. Employee may terminate his employment hereunder for "cause" immediately at any time upon notice to the Company. For this purpose, "cause" shall be deemed to exist if, without Employee's consent:

     A. The Company willfully fails or refuses to perform any material obligation under this Agreement.

In such case of Cause set forth in item (A) above, the Company shall have a period of thirty (30) days to cure the failure or refusal after receipt of written notice of the failure or refusal from the Employee.

     6.03. Termination by Employee Without Cause. Employee may terminate his employment hereunder at any time by delivering to Company written notice of such termination not later than thirty (30) days prior to the date of such termination; provided, however, that Employee agrees not to exercise such right during the first year of employment hereunder.

     6.04. Termination by Company Without Cause. The Company may terminate Employee's employment hereunder at any time by delivering to Employee written notice of such termination not later than thirty (30) days prior to the date of such termination; provided, however, that Employer agrees not to exercise such right during the first year of employment hereunder.

     6.05. Death and Disability. This Agreement shall terminate in the event of the Employee's permanent disability or death.

     6.06. Effect on Other Provisions. Termination of Employee's employment under this Agreement, will terminate only Employee's obligations to act as Employee for the Company under this Agreement and shall also terminate Company's obligation of compensation to the Employee as set forth in Article II hereof. Employee's obligation to perform under any and all of the remaining paragraphs and specifically Articles III and IV, shall remain in full force and effect as set forth in this Agreement after the termination of the Employee's employment.

     6.07. Exit Interview. Immediately prior to the termination of Employee's employment hereunder, for whatever reason and whether by Employee or Company, Employee agrees to submit to an exit interview with an appropriate officer of Company for the purpose of determining Employee's present and future compliance with Articles III and IV, above.

                                 ARTICLE VII.
                                MISCELLANEOUS

     7.01. Insurance. Company may, but shall not be required to, purchase and maintain at his expense such comprehensive, professional and liability insurance coverage as it shall deem necessary and appropriate, covering the acts, errors and omissions of Employee in the normal course of his employment.

     7.02. Office Facilities. Company shall operate and maintain facilities, and shall provide equipment, and other supplies as is suitable to Employee's position and adequate for the performance of his duties.

     7.03. Records and Files. All case records, charts and personal files concerning customers of Company shall belong to and remain the property of Company. Upon termination of his employment hereunder, Employee shall not be entitled to keep or reproduce Company's records or charts related to any customer unless such customer shall specifically request that his records be transmitted to Employee.

     7.04. Rights and Obligations of Successors. This Agreement shall be assignable and transferable by the Company to any subsidiary or affiliate of the Company and shall inure to the benefit of and be binding upon the Employee, his heirs, personal representative, and assigns. As to the Employee, however, his rights and obligations hereunder are personal in nature and shall not be transferred or otherwise assigned.

     7.05. Effect of Business Combination. In the event of any merger, consolidation or other business combination involving the Company or its affiliates and any one or more other business entities, this Employment Agreement shall have effect only to the extent and nature of the Company's operations as they exist immediately prior to the time of such merger, consolidation or other business combination.

     7.06. Remedies. Employee understands that the Company would not have any adequate remedy at law for the material breach or threatened breach by him of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such material breach or threatened breach, the Company may in addition to the other remedies which may be available to it:

     A.  File suit for damages, and/or,

     B. File a suit in equity (without having to give a bond or other security) to enjoin him from the breach of threatened breach of such covenants.

     7.07. Waiver. A waiver by any party of any provision hereof, whether in writing or by course of conduct or otherwise, shall be valid only in the instance for which it is given, and shall not be deemed a continuing waiver of said provision, nor shall it be construed as a waiver of any other provision hereof.

     7.08. Paragraph Headings. The paragraph headings of this Agreement are inserted only for convenience and in no way define, limit or describe the scope or intent of this Agreement nor affect its terms and provisions.

     7.09. Number and Gender. As used in this Agreement, the term Company shall include all Companies, and the term Employee shall include all Employees, and the masculine shall include the feminine, and the feminine the masculine, when the context so requires.

     7.10. Preparation of Agreement. The parties hereto acknowledge that they have both participated in the preparation of this Agreement and, in the event that any question arises regarding its interpretation, no presumption shall be drawn in favor of or against any party hereto with respect to the drafting hereof.

     7.11. Governing Law. This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the State of Utah, and the parties hereto consent to the jurisdiction and venue of any appropriate court in the State of Utah to resolve such disputes.

     7.12. Amendments. This Agreement may be amended at any time upon unanimous agreement of the parties hereto, which amendment(s) must be reduced to writing and signed by all parties in order to become effective.

     7.13. Entire Agreement. This Agreement constitutes and represents the entire agreement of the parties hereto with respect to the subject matter hereof, and all other prior agreements, covenants, promises and conditions, verbal or written, between these parties are incorporated herein. No party hereto has relied upon any other promise, representation or warranty, other than those contained herein, in executing this Agreement.

     7.14. Further Instruments. The parties hereto agree that they will execute any and all other documents or legal instruments that may be necessary or required to carry out and effectuate all of the provisions hereof.

     7.15. Attorney's Fees. In the event that any party hereto shall be in default or breach of this Agreement, said party shall be liable to pay all reasonable attorney's fees, court costs and other related collection costs and expenses incurred by the prevailing party in prosecuting its rights hereunder.

(Signatures on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              COMPANY:

                              SCIENTIFIC ENERGY, INC.



                            By /s/ Todd B. Crosland
                              ---------------------------------
                            Its  Pres

                               EMPLOYEE:

                             (Name of Employee)



                           __________________________________________


The foregoing Employment Agreement is entered by and between Scientific Energy, Inc. and the following employees:




            Schedule of Employment Agreements and Related Salaries


            Employee         Salary Per Year
            ----------       --------------

            Daryl Conley      $14,000
            David Sanders       8,000
            Otis H. Sanders    20,000
            Paul Thomas         8,000